EXHIBIT (a)(7)

                                 LANTRONIX, INC.

      FORM OF CONFIRMATION OF RECEIPT OF NOTICE TO WITHDRAW FROM THE OFFER

The purpose of this e-mail is to confirm that your Notice to Withdraw from the Offer was received at Lantronix on [INSERT DATE].

YOU HAVE NOW FULLY WITHDRAWN FROM THE OFFER TO EXCHANGE OPTIONS. NONE OF YOUR OPTIONS WILL BE CANCELLED AND REPLACED FOR NEW OPTIONS PURSUANT TO THE OFFER TO EXCHANGE.

If you change your mind and wish to participate in this offer, or if you did not intend to completely withdraw from the Offer to Exchange, you must submit a new Election Form to Stock Administration at Lantronix no later than January 20, 2003, by 9:00 p.m. Pacific Time. If the Offer to Exchange has been extended, then you may submit a new Election Form until the extended expiration of the offer. Any new Election Form must be complete and filled out in accordance with the Instructions to the Election Form and it must clearly indicate a date and time that is later than your Notice to Withdraw from the Offer.

AGAIN, THIS E-MAIL CONFIRMS THAT YOU ARE NO LONGER PARTICIPATING IN THE OFFER TO EXCHANGE OPTIONS.